EXHIBIT 99.1
Heartland Payment Systems Adds Three Senior Executive Positions to Drive Company's Future Growth

PRINCETON, N.J.--(June 18, 2012) -- Heartland Payment Systems® (NYSE: HPY), one of the nation's largest payments processors, today announced that it has enhanced its executive leadership team with three new positions designed to further develop Heartland's portfolio and services within key industries and extend the company's strong growth track record.

The executive leadership enhancements include Robert H.B. Baldwin, Jr., previously president of the company, being promoted to vice chairman; Michael A. Lawler, previously chief of corporate development, being promoted to president - strategic markets group; and David Gilbert joining Heartland as president - hospitality group.

Robert O. Carr, Heartland's chairman and chief executive officer, said, “Heartland is committed to driving greater growth and profitability, and these executives will play extremely important roles in the company's future success. Each one brings a breadth of skills and vast experience that will help lead Heartland through the next stage of its development as one of the country's leading payments processors. I'm excited to work closely with them over the next few years on the tremendous opportunities we see in the payments industry.”

In his new role as vice chairman, Mr. Baldwin will continue working closely with Mr. Carr, with responsibilities for key industry relationships, investor relations, information security, and customer service operations. A 12-year veteran of Heartland, Mr. Baldwin will also be an essential collaborator with the business group leaders in the planning and execution of Heartland's growth strategies.

As president - strategic markets group, Mr. Lawler will lead Heartland's growth in key markets including: retail, services, education, healthcare, government, utility and micropayments. In his prior position as chief of corporate development, Mr. Lawler was responsible for identifying, evaluating and executing key acquisition opportunities, with additional operational responsibility for Heartland School Solutions and the development and execution of Heartland's payment portal initiatives. Prior to joining Heartland in 2009, Mr. Lawler was a senior vice president at Tier Technologies, Inc., where he was responsible for the Official Payments Corporation subsidiary, a leading provider of electronic payment solutions.

Adding to the skills and talent of Heartland's executive leadership team, Mr. Gilbert has joined Heartland with responsibility for Heartland's growth in restaurants, lodging and affiliated markets. Mr. Gilbert will assume his full time position on July 30, 2012. Mr. Gilbert is currently transitioning from his present position as the chief operating officer for the National Restaurant Association, the restaurant industry's largest and most respected trade organization. In this role, Mr. Gilbert has focused on guiding the organization in its ongoing efforts to provide and develop valuable products, services and benefits to help the industry and the Association's members. Prior to joining the National Restaurant Association in 2008, Mr. Gilbert was a restaurant industry consultant and held other senior executive positions including chief administrative officer with Cracker Barrel Old Country Store, Inc. and executive vice president and chief administrative officer with Shoney's, Inc.

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE: HPY), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, loyalty marketing programs, payroll and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Media Contact:
Michael J. LaCosta
Director of Public Relations
Heartland Payment Systems
1-888-798-3131, ex. 2245
michael.lacosta@e-hps.com